EXHIBIT 77D/77Q1
                  POLICIES WITH RESPECT TO SECURITY INVESTMENTS

Effective October 1, 2003, the Board of Trustees of Forum Funds approved an amendment to the non-fundamental policy of Austin Global Equity Fund deleting the policy that the Fund generally invest more of its assets in the securities of U.S. issuers and ADRs than in the securities of foreign issuers.